Ehibit 23.2

                              CONSENT OF INDEPENDENT AUDITORS


      We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and the related Prospectus of United Waste Systems, Inc., for the registration of up to 730,765 shares of its common stock, and to the incorporation by reference therein of our report dated February 20, 1996 with respect to the consolidated financial statements and schedule of United Waste Systems, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 1995 filed with the Securities and Exchange Commission.


                                    ERNST & YOUNG LLP


MetroPark, New Jersey
July 10,1996